Exhibit 2
                            NoFire Technologies, Inc.

              Common Stock and Five-Year Warrant Purchase Agreement


              This Agreement is made as of June 15, 1998 by and among NoFire Technologies, Inc., a Delaware corporation (the "Company"), with an office at 21 Industrial Avenue, Upper Saddle River, New Jersey, 07458, its principal stockholders, Sam Oolie and Samuel Gottfried (hereinafter referred to individually as a "Principal Stockholder" and collectively as "Principal Stockholders"), and the purchasers identified on Schedule 1 hereto (hereinafter referred to individually as a "Purchaser" and collectively as "Purchasers").

              NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

1.    Purchase and Sale.

              1.1 Authorization. The Company has authorized the sale and issuance of up to 2,111,111 shares of its $0.20 par value Common Stock ("Shares") and five-year warrants ("Warrants") to purchase up to 5,277,778 additional Shares at an exercise price of $1.00 per Share.

              1.2 Sale of Shares and Warrants. Subject to the provisions of this Agreement, including the form of Share Purchase Warrant attached hereto as Exhibit A, and on the closing dates set forth below, the Company will sell to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, will purchase from the Company, investment units each consisting of 1 Share and Warrants to purchase 2.5 Shares in the number of Shares and Warrants set forth opposite each Purchaser's name in Schedule 1 attached hereto at the purchase price per investment unit indicated.

2.    Closings of Purchases and Sales.

              2.1 (a) First Closing - First Tranche. Upon execution and delivery of this Agreement by all the parties, the Purchasers will purchase at a first closing ("First Closing") 1,388,887 investment units consisting of 1 Share (a total of 1,388,887 Shares) and Warrants to purchase 2.5 Shares (a total of 3,472,218 Shares) for a purchase price of $0.90 per investment unit or an aggregate purchase price of $1,249,998.30. At the First Closing, the Company will deliver to each Purchaser certificates representing the number of Shares and Warrants set forth on Schedule 1 attached hereto, together with a copy of an opinion of Gerald H. Litwin, P.A., counsel to the Company, as to the matters set forth in Sections 3.1 through 3.6 hereof in form and substance satisfactory to the Purchasers and their counsel, and the Purchasers will pay the Company the purchase price by wire transfer of immediately available funds to the following bank account designated by the Company:

                            Valley National Bank
                            615 Main Avenue
                            Passaic, NJ 07055
                            ABA#0212-01383

                            NoFire Technologies, Inc.
                            Acct.#040-47289-2

              (b) First Closing - Possible Second Tranche. The Purchasers agree to purchase and the Company agrees to sell to the Purchasers further investment units in a second tranche for an aggregate purchase price of $150,000.30 at a subsequent closing ("Tranche 2 Closing") at such time, if ever, prior to August 31, 1999 as the Company shall have entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Company's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities. In such event, the Company shall give at least 10 business days written notice to each Purchaser of such Tranche 2 Closing. At any such Tranche 2 Closing, and as a condition thereto, the Company will deliver to each Purchaser certificates representing the number of Shares and Warrants subject to purchase as set forth in Schedule 1, together with a copy of an opinion of counsel as provided in Section 2.1(a) and a bring-down certificate executed by each Principal Stockholder and the Company stating (i) that the representations and warranties set forth in Section 3 are true and correct in all material respects on the date of such Tranche 2 Closing and (ii) that the Company has met the requirement for new sales contracts set forth in this
Section 2.1(b) and has performed and complied in all material respects with all covenants and agreements provided in Section 6 required of it on or prior to the date of such Tranche 2 Closing. The Purchasers will pay the Company the purchase price by wire transfer of immediately available funds to a bank account designated by the Company and will deliver to the Company a certificate stating that the representations and warranties set forth in Section 4 are true and correct on the date of such Tranche 2 Closing.

              2.2 Second Closing. The Purchasers agree to purchase and the Company agrees to sell to the Purchasers further investment units for an aggregate purchase price of $500,000 at a subsequent closing ("Second Closing") subject to the following terms and conditions:

     If for the fiscal year ending August 31, 1999, the Company has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchasers will purchase 555,557 further investment units consisting of 1 Share (a total of 555,557 Shares) and Warrants to purchase 2.5 Shares (a total of 1,388,892 Shares) at a Subsequent Closing on September 15, 1999 for a purchase price of $0.90 per investment unit or an aggregate purchase price of $500,001.30.

     If the Company has net sales of less than $2,000,000 or pre-tax earnings (determined in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis) of less than $400,000 for the fiscal year ending August 31, 1999, the Purchasers may at their option notify the Company of their decision not to purchase such further investment units at a Second Closing, in which event they shall have no obligation to purchase any additional Shares and Warrants under this Agreement, or they may purchase up to 555,557 further investment units at a Second Closing on September 15, 1999 in the number of such investment units elected by them for a purchase price of $0.90 per investment unit.

At any Second Closing, and as a condition thereto, the Company will deliver to each Purchaser certificates representing the number of Shares and Warrants required to be purchased or elected for purchase, as the case may be, together with a copy of an opinion of counsel as provided in Section 2.1 and a bring-down certificate executed by each Principal Stockholder and the Company stating (i) that the representations and warranties set forth in Section 3 are true and correct in all material respects on the date of such Second Closing and (ii) that the Company has performed and complied in all material respects with all covenants and agreements provided in Section 6 required of it on or prior to the date of such Second Closing. The Purchasers will pay the Company the purchase price by wire transfer of immediately available funds to a bank account designated by the Company and will deliver to the Company a certificate stating that the representations and warranties set forth in Section 4 are true and correct on the date of such Second Closing.

3. Representations and Warranties of the Company and its Principal Stockholders. Each of the Company's Principal Stockholders and the Company hereby represents and warrants to each of the Purchasers that the following information is true and correct:

              3.1 Organization, Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its property and assets and to carry on its business as it is presently being conducted and as it is proposed to be conducted, as disclosed to the Purchasers. The Company is in good standing in the state of New Jersey. The Company is not presently qualified to do business as a foreign corporation in any jurisdiction other than Delaware and New Jersey, and the failure to be so qualified will not have a material adverse effect on the Company's business as now conducted or as now proposed to be conducted.

              3.2 Capitalization. Immediately prior to the Closing, the authorized capital of the Company shall consist of 25,000,000 Shares, of which approximately 10,701,549 Shares are issued and outstanding. The Company has reserved approximately 5,524,249 Shares for issuance upon exercise of outstanding warrants and convertible debentures. The Shares and warrants outstanding immediately prior to the First Closing are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid and non-assessable. Except for the transactions contemplated by this Agreement or as described in the preceding sentence, there are (i) no outstanding warrants, options or rights to subscribe for or purchase any Shares or other securities from the Company, (ii) no voting trusts or voting agreements among, or irrevocable proxies executed by, stockholders of the Company (other than certain voting trust arrangements listed on Exhibit B hereto) and (iii) no existing rights of stockholders to require the Company to register any securities of the Company or to participate with the Company in any registration by the Company of its securities (other than certain registration rights provided in agreements with holders of the Company's warrants and convertible debentures).

              3.3 Validity of Shares and Warrants. The Shares and Warrants being purchased by the Purchasers hereunder when issued, sold and delivered in accordance with the terms of this Agreement, including the form of Share Purchase Warrants attached, will be duly and validly issued, fully-paid and non-assessable. The Shares issuable upon exercise of the Warrants when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully-paid and non-assessable.

              3.4 No Subsidiaries. The Company does not own or control, directly or indirectly, any other corporation, partnership, association or business entity.

              3.5 Authorization; Approvals. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of all its obligations under this Agreement and for the authorization, issuance and delivery of the Shares and the shares issuable upon exercise of the Warrants has been taken. This Agreement, when executed and delivered by or on behalf of the Company and by each Principal Stockholder, shall constitute a valid and legally binding obligation of the Company and each Principal Stockholder, enforceable against the Company and each Principal Stockholder in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company has obtained or will obtain prior to each Closing Date all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications designations, declarations or filings with all federal, state or other relevant governmental authorities required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement (the "Approval and Filings"), unless such are not required prior to the consummation of such transaction, in which case the Company covenants to obtain the Approvals and Filings immediately after such Closing Date.

              3.6 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the conduct of the Company's business will not result in any violation of, be in conflict with, or constitute a default under any terms or provision of (i) the Company's Certificate of Incorporation or By-laws; (ii) any judgment, decree or order or any agreement, contract, understanding, indenture or other instrument to which the Company or any Principal Stockholder is a party; or (iii) any statute, rule or governmental regulation applicable to the Company.

              3.7 Financial Statements. The company has furnished to the Purchasers financial statements consisting of Balance Sheets as of February 28, 1998 (unaudited) and August 31, 1997 (audited), statements of operations for the three and six month periods ended February 28, 1997 and February 28, 1998, respectively, and July 13, 1987 (Date of Inception) through February 28, 1998, statements of cash flows for the six months ended February 28, 1997 and February 28, 1998, respectively, and July 13, 1987 through February 28, 1998, and audited financial statements for the fiscal year ended August 31, 1997, together with the report of Wiss & Company, LLP, the Company's independent auditors, which were included in the Company's Form 10-KSB annual report for such 1997 fiscal year as filed with the Securities and Exchange Commission. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present the financial position of the Company as of the dates thereof and the results of operations and the cash flows for the fiscal periods covered thereby, except, in the case of unaudited financial statements, for the omission of certain footnotes and immaterial normal year end adjustments.

              3.8 Liabilities. The Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) other than (i) liabilities set forth on the Balance Sheet of February 28, 1998 (including the notes thereto) and (ii) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

              3.9 Material Adverse Change. Since February 28, 1998, the Company has operated only in the usual and ordinary course in accordance with past practice, and there has been no (i) material adverse change in the financial condition, assets, results of operations or business of the Company, (ii) no sale, transfer or other disposition of any assets of the Company, except in the usual and ordinary course of business, (iii) no material liens, security interests or encumbrances placed upon any of its assets, (iv) no increase in the compensation to any officer, director, employee or agent, (v) no dividend, distribution, redemption, recapitalization or other transaction involving the capital stock of the Company (other than certain issuances of Shares and Warrants included in the number of Shares issued or reserved for issuance reflected in Section 3.2 hereof), and (vi) no other event or condition which could have a material adverse effect ("Material Adverse Effect") on the financial condition, assets, results of operations or business of the Company.

              3.10 Intellectual Property. The Company owns all right, title and interest in and to all of the intellectual property described in or referred to in the above-referenced Form 10-KSB annual report and Exhibit B, including, but not limited to, Patent Nos. 4,879,320, 4,965,296 and 5,723,515 and the "NoFire" trademark No. 1,567,780 and all U.S. and foreign applications and issued patents and all U.S. and foreign trademark registrations and applications listed in Exhibit B, and all knowhow and trade secrets related to any of the foregoing or used in the Company's business ("Intellectual Property Rights") free and clear of all liens or encumbrances, and rights and interests whatsoever of third parties (except for the licensing agreements referred to in Section 3.15) and there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights and, to the best of each of the Principal Stockholder's and the Company's knowledge, there are no valid grounds for the same and that the Company has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request the Company license any rights from a third party), and the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property rights of other persons, and to the best of each of the Principal Stockholder's and the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company have not been infringed, misappropriated or conflicted by any other persons. The transactions contemplated by this Agreement shall have no material adverse effect on the Company's right, title and interest in and to the Intellectual Property Rights.

              3.11 Litigation. Other than those listed in the notes to the above-referenced financial statements or as listed on Exhibit B hereto, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting the Company or any of the Principal Stockholders, officers, directors or employees of the Company with respect to the business or proposed business activities of the Company, or pending or threatened by the Company against any third party, at law or in equity or before or by any governmental department, commission board, bureau, agency or instrumentality (including, without limitation, any actions, suit proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best knowledge of the Company or its Principal Stockholders, any governmental investigations or inquiries; and, to the best knowledge of the Company or its Principal Stockholders, there is no valid basis for any of the foregoing.

              3.12 Compliance With Law; Taxes; SEC. The Company has all governmental licenses, permits, approvals and other authorizations as are reasonably necessary for it to conduct its business as presently conducted. The Company is in compliance with all federal, state and local laws, rules and regulations to which it is subject (including without limitation, those related to environmental, ERISA and labor matters). All applicable tax returns have been timely filed accurately and are current in status and all required payments of taxes, including employment taxes, have been made. All SEC reports have been timely and accurately filed.

              3.13 Environmental Compliance. The Company has compiled and is in compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder). The Company has not received any oral and written notice of any violation of, or any liability under, any Environmental and Safety Requirements. No acts or circumstances with respect to the past or current operations or facilities of the Company or any predecessor (including any onsite or offsite disposal or release of, or contamination by, hazardous materials, substances or wastes) will hinder or prevent continued compliance with or give rise to any liability (including corrective or remedial obligation) under any Environmental and Safety Requirement. "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect by law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminates, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

              3.14 Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items supplied to any Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading; provided that with respect to any financial projections furnished to the Purchasers by the Company, the Company and each Principal Stockholder represents and warrants only that such projections were based upon assumptions reasonably believed by the Company and each Principal Stockholder to be reasonable and fair as of the date the projections were prepared in the context of the Company's history and current and reasonably foreseeable business conditions. There is no fact which the Company has not disclosed to the Purchasers in writing and which has had or could reasonably be expected to have a Material Adverse Effect.

              3.15 Contracts. The Company has no contracts (exclusive or non-exclusive) other than contracts with Engineering Ceramics Products, Inc., Transco Products, Inc., Rimex, PPG Fiat and Otis H. Hastings which have been furnished by the Company to the Purchasers and those listed on Exhibit C which contains a brief summary of primary business terms. The Company has no arrangements or understandings requiring it to pay commissions or fees to any parties not included on Exhibit C or in excess of amounts there stated.

              3.16 Finder's Fees; Brokers. There are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by the Company or either Principal Stockholder or on their behalf.

4. Representations and Warranties of Each Purchaser. Each Purchaser severally represents and warrants that:

              4.1 Authorization. The execution and delivery of this Agreement have been duly authorized by the Purchaser and this Agreement is a valid and legally binding obligation of such Purchaser. Schedule 2 lists Purchaser's social security or tax identification number and the address of Purchaser's principal residence or place of business.

              4.2 Investment Representations. Purchaser is acquiring the Shares and the Warrants purchased by such Purchaser, and the Shares into which such Warrants may be converted (collectively, the "Purchased Securities"), for Purchaser's own account, for investment and not with a view to, or for sale in connection with, any distribution of such stock or any part thereof.

              4.3 Investment Experience; Access to Information. Purchaser (a) is an "accredited investor" as such term is defined in Regulation D of the Securities Act of 1933, as amended, and has such knowledge, sophistication, and experience in financial and business matters so as to be capable of evaluating the merits and risks of the purchase of the Shares and Warrants and the consummation of the other transactions contemplated hereby, (b) has the ability to bear the economic risks of this investment, (c) has been furnished with or has had access to the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997 and subsequent reports on form 10-QSB for the fiscal quarters ended November 30, 1997 and February 28, 1998, and (d) has been afforded prior to the First Closing the opportunity to ask questions of, and to receive answers from, the Company and to obtain additional information requested to make an informed investment decision with respect to the purchase of the Shares and Warrants.

              4.4 Absence of Registration. Each Purchaser understands that none of the Purchased Securities has been registered under the Securities Act on the ground that no distribution or public offering of any of the Purchased Securities is to be effected, and that in connection therewith the Company is relying in part on the representations of the Purchasers set forth in this
Section 4. Further, the Purchased Securities may be required to be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

              4.5 Restrictions on Transfer. Each Purchaser agrees that it will not offer, sell, pledge, hypothecate, or otherwise dispose of any of the Purchased Securities unless such offer, sale, pledge, hypothecation or other disposition is (a) registered under the Securities Act or (b) in compliance with an opinion of counsel selected by such Purchaser and reasonably satisfactory to the Company, in form and substance reasonably satisfactory to it, to the effect that such offer, sale, pledge, hypothecation or other disposition is exempt from registration under the Securities Act.

              4.6 Restrictive Legends. Each Purchaser agrees that each certificate representing (a) the Shares, (b) the Warrants, (c) shares of Common Stock issued upon conversion of the Warrants, and (d) any other securities issued in respect of the Shares or the Warrants upon any stock split, stock dividend, recapitalization, merger, or similar event (unless no longer required in the opinion of counsel for the Company) shall be stamped or otherwise imprinted with legends substantially in the following form:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND ARE TRANSFERRABLE ONLY IN COMPLIANCE WITH SUCH LAWS OR IN ACCORDANCE WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES IN FORM AND SUBSTANCE SATISFACTORY TO SUCH ISSUER."

Upon request of a holder of Purchased Securities, the Company shall remove the legend set forth above from the certificates evidencing such Purchased Securities or issue to such holder new certificates therefor free of such legend, if with such request the Company shall have received an opinion of counsel selected by the holder and reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Company, to the effect that a transfer by said holder of such Purchased Securities will not violate the Securities Act or applicable state securities laws.

              4.7 Finder's Fees; Brokers. There are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by such Purchaser or on behalf of such Purchaser.

5.    Survival of Representations and Warranties and Indemnification.

              5.1 Survival of Representations and Warranties. The representations and warranties of each Principal Stockholder and the Company and each Purchaser which are set forth in Sections 3 and 4, respectively, shall survive each Closing and remain in full force and effect until the expiration of any applicable limitations period.

              5.2 Indemnification by Each Principal Stockholder and the Company. Each of Sam Oolie and the Company will indemnify, defend, save and hold harmless each Purchaser from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorney's fees and expenses incident to any suit, action or proceeding) whether upon the occurrence thereof or thereafter (collectively, "Losses") incurred or sustained by such Purchaser which shall arise out of or result from any breach of any representation, warranty or agreement given or made by such Indemnitor.

              5.3 Indemnification by Each Purchaser. Each Purchaser, severally and not jointly, will indemnify, defend, save and hold harmless the Company from and against any and all Losses incurred or sustained by the Company which shall arise out of or result from any breach of any representation or warranty given or made by such Purchaser herein.

6. Further Agreements, Assurances, and Covenants. Subject to the termination provision set forth in Section 6.12 and the approval provision set forth in 6.13, as to certain of the following, the Company hereby gives the following further agreements, assurances and covenants to the Purchasers:

              6.1 Expenditures. The Company may not commit to expenditures greater than $50,000 for any single transaction or purchase, including any purchase requiring installments or future payments which in aggregate would exceed $50,000. Any such expenditures require the prior approval of any two of the following Purchasers (hereinafter referred to as a "Purchasers' Representative"): JMC Investments LLC ("JMC"), NF Partners, LLC ("NFP," including its designated representative, initially Andrew Tisch) or Robert Downey ("Downey," including his designated representative); and all parties will be given notice of such approval.

              6.2 Sales and Marketing Contracts. JMC must approve any material sales or marketing contracts that the Company wishes to enter. The purpose of this is to ensure an experienced marketing professional has the opportunity to review any significant arrangements in advance of the Company's commitment.

              6.3 Consulting Fee. The Company will pay JMC a monthly consulting fee of $7,000 per month. JMC will serve as the marketing liaison between the Company and Marketing Corporation of America ("MCA"). In addition JMC will receive a 5% royalty on revenues produced by JMC sales actions, which will be approved and registered with the Company in writing prior to developing these contacts. Also, JMC will forward to NFP and Downey a monthly progress/marketing/cash flow/significant events summary. The Company will provide all materials or information as requested by JMC to facilitate the preparation of this summary.

              6.4 Consulting Arrangements. John Capozzi will accept a position as consultant to the Company's Board of Directors commencing at the First Closing. It is agreed that the Company will fully indemnify him against any and all lawsuits by past, present or future shareholders, customers, or others for any reason whatsoever, including full reimbursement for all reasonable legal or related expenses. Since the Company has no Director and Officer Liability Insurance, Capozzi will obtain Errors and Omissions Insurance at an annual premium of no more than $5,000 which the Company will reimburse. The Company will provide him as compensation for such services with five-year Warrants to purchase 75,000 Shares at an exercise price of $2.00 per Share. Such 75,000 Warrants will vest at the rate of 1,250 Warrants monthly for so long as Capozzi continues to perform such consulting services over a five year period commencing on the date of the First Closing. NFP or Downey may at any time, but not earlier than 4 months from the date of this Agreement, with 20 days notice, terminate the consulting arrangement with JMC for "cause," which for purposes of this Agreement shall mean that (i) JMC or John Capozzi has failed to provide consulting services agreed hereunder or in any consulting agreement with the Company, (ii) JMC or John Capozzi has engaged in gross or persistent misconduct relative to the affairs of the Company, (iii) JMC or John Capozzi has engaged in acts materially injurious to the Company or its reputation or in acts of dishonesty affecting the Company, (iv) JMC or John Capozzi has been convicted of, or pleaded guilty or no-contest to a felony, (v) John Capozzi has reached his 65th birthday or (vi) the Company has failed to achieve sales targets set forth on Schedule 4 hereto. In the event of any termination for cause, any voluntary termination by JMC, or the death, incapacity, or resignation or withdrawal from JMC of John Capozzi, only those warrants vested on the date of termination will remain with JMC. In any such event, JMC's monthly consulting fee shall accrue through the date of termination and thereupon terminate, and JMC's entitlement to royalties pursuant to Section 6.3 shall be subject to a sales agreement entered into between JMC and the Company after the First Closing, said agreement being subject to prior approval by NFP and Downey.

              6.5 Restriction on Use of Funds. Funds provided hereunder will only be used for payment of legal fees and expenses of the Company's and the Purchasers' counsel incurred in connection with entering into and accomplishing the transactions contemplated under this Agreement and operating expenses incurred by the Company as per the cash flow projection attached as Schedule 3. No payments required by the bankruptcy agreement will be made out of such funds except as specifically agreed by the Purchasers. Any payments for prior debts or liabilities incurred by the Company or deferred compensation or the like should be deferred if possible to a time when Company cash flow allows such to be paid and in no instance shall they be made from funds provided hereunder except as specifically agreed by the Purchasers. It is expressly understood that funds from the Purchasers are to be used only to accomplish the financing provided by this Agreement and for operating and marketing purposes intended to bolster the Company's business and to create a positive cash flow.

              6.6 Legal Fees and Expenses. The Company agrees that all legal fees and expenses incurred by the Purchasers or JMC in connection with entering into and accomplishing the transactions under this Agreement and any incurred in connection with disputes regarding this Agreement brought about by inaccuracies, misrepresentations or breach of any of the above will be paid for by the Company.

              6.7 New Contracts/Agreements. The Company will not enter into any new agreements or relationships, or contract renewals, including but not limited to, any sales or marketing contracts, any employment or consulting arrangements, or any agreements that require issuance of additional Shares, warrants, or any other securities by the Company without the written approval of either of the Purchasers' Representatives.

              6.8 Negative Covenant Re. Patents and Trademark. The Company will not transfer, assign, sell, pledge, hypothecate, or otherwise dispose or encumber any Intellectual Property, including but not limited to the patents and trademarks referred to in Section 3.10.

              6.9 Additional Warrant Issuance. Mr. Ed Kaplan will be issued 50,000 Five-year Warrants and Mr. Jerome Kaplan 25,000 Five-year Warrants, in each case with an exercise price of $1.00 per Share in consideration for Shares that each recently purchased.

              6.10 Sacks Option. The parties acknowledge that after the First Closing and on or prior to July 15, 1998, Mr. David Sacks shall have the right to invest up to $50,000 at his option in addition to the $1,750,000 financing contemplated under this Agreement under the same terms and conditions of this Agreement, (i.e., up to 39,683 investment units initially and up to 15,873 investment units at the Second Closing), and in such event, Mr. Sacks shall (i) become a signatory to this Agreement, (ii) make a simultaneous payment of the purchase price for the number of investment units purchased by him, and (iii) have the rights and obligations hereunder to purchase additional investment units at the Second Closing with the number in Section 2.2 to be increased proportionately.

              6.11 Public Announcements. The Company will not make reference to any Purchaser by name in any press release or public announcement with respect to any of the transactions contemplated hereunder without obtaining the prior approval of such Purchaser.

              6.12 Termination of Certain Covenants. The Company's further agreements and covenants provided under Sections 6.1, 6.2, 6.3 and 6.7 will terminate after the second anniversary of the First Closing on the earlier of
(i) such time after such date as the closing price of the Company's Shares on NASDAQ shall have equaled or exceeded $4.00 per Share for 60 consecutive trading days or (ii) the fifth anniversary of the First Closing. In the case of Section 6.8, the Company's further agreement and covenant will terminate at such time as the Company shall have discharged all of its liabilities to unsecured creditors under the Company's Plan of Reorganization as confirmed on April 7, 1995 (the "Plan").

              6.13 Approval Requirement. In the event that prior approval for any action by the Company is required from a Purchasers' Representative hereunder, the Company shall request such approval in writing and the Purchasers' Representative shall have 10 days to grant or deny such approval in writing. In the event the Purchasers' Representative fails to either grant or deny such approval within such period, the approval shall be deemed to have been granted. In no event shall the Purchasers' Representative unreasonably withhold an approval.

              6.14 Registration Rights. The purchasers shall have the registration rights with respect to the Shares and Warrants set forth in the Registration Rights Agreement attached hereto as Exhibit D.

7. Principal Stockholder and Certain Other Chapter XI Claims. The Principal Stockholders hereby agree that they will not assert any of their Chapter XI claims against the Company, unless and until all other claims of other unsecured creditors pursuant to the Plan have been satisfied, and they further agree that any of such claims shall be subordinate and junior to rights and claims of the Purchasers relating to their investment in the Company hereunder. In addition, the Principal Stockholders agree that their claims can be satisfied no earlier than January 1, 2000 and subsequently can be paid only when the Company has an amount on hand equal to current assets less current liabilities (current is defined as 12 months) in excess of 15% of the prior year's gross sales after giving effect to the payment of any of their deferred Chapter XI claims. The Principal Stockholders further agree and confirm their understanding that their salary deferral claims shall continue to be subject to applicable deferment arrangements and that in no event will any of the proceeds of the financing furnished to the Company by the Purchasers hereunder be used to pay any of such salary deferral claims. As a condition to the First Closing, the Company shall also have obtained satisfactory deferment agreements from Alphonso Margino and Gerald Litwin and Litwin & Holsinger as to their Chapter XI claims, and the Company agrees to use its best efforts to obtain a deferment agreement from Charles Stone as to his Chapter XI claims upon his return from a current trip. As a further condition to the First Closing, the Company shall have entered into an Agreement with Otis H. Hastings and Fire Stop Group, Inc. in the form attached as Exhibit E hereto.

8.    Miscellaneous.

              8.1 Notices. All notices, requests, consents and other communications herein shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or personally delivered, as follows:

              (a) If to the Company or any Principal Stockholder, addressed to such party at:

                    NoFire Technologies, Inc.
                    21 Industrial Avenue
                    Upper Saddle River, NJ  07458

                    With a copy to:

                    Gerald H. Litwin, P.A.
                    2 University Plaza
                    Hackensack, NJ  07601

              (b)   If to the Purchasers:

              at their respective addresses set forth on Schedule 2 hereto or such other addresses as each of the parties hereto may provide from time to time in writing to the other parties.

              8.2 Modifications; Waiver. Neither this Agreement not any provision hereof may be changed, waived, discharged or terminated orally or in writing.

              8.3 Entire Agreement. This Agreement, including the Schedules and Exhibits, contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.

              8.4 Effectiveness. This Agreement shall become effective only when executed by the Purchasers, the Principal Stockholders and the Company.

              8.5 Successors and Assigns. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

              8.6 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

              8.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and by the Company.

              8.8 Governing Law and Severability. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws or choice of laws. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

              8.9 Headings. The descriptive headings of the Sections hereof and of the Schedules and Exhibits hereto are inserted for convenience only any do not constitute a part of this Agreement.

                           COUNTERPART SIGNATURE PAGE

                       COMMON STOCK AND FIVE-YEAR PURCHASE
                                    AGREEMENT


              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


The Company                                     Purchasers

NoFire Technologies, Inc.                       NF Partners, LLC

By:__________________________                   By:__________________________
                                                   Andrew H. Tisch, Manager

                                                JMC Investments LLC

Principal Stockholders                          By:__________________________
                                                   John Capozzi,____________

______________________________
Sam Oolie                                        Ravitch Rice & Company LLC

                                                 By:_________________________
______________________________                     Donald S. Rice, Managing Dir.
Dr. Samuel Gottfried
                                                 ____________________________
                                                 Barry L. Bloom

                                                 ____________________________
                                                 Robyn Samuels

                                                 ____________________________
                                                 Paul A. Downey

                                                 ____________________________
                                                 Robert N. Downey

                                                 ____________________________
                                                 Robert H. Savage

                                                 ____________________________
                                                 Thomas M. Steinberg

                                   Schedule 1


                           First Closing-First Tranche



             Purchaser              # Shares        # Warrants          Purchase Price
             ---------              --------        ----------          --------------
---------------------------------------------------------------------------------------------------

NF Partners, LLC                      853,174        2,132,935               $767,856.60
JMC Investments LLC                    39,683           99,208                $35,714.70
Robert Downey                         277,777          694,442               $249,999.30
Paul Downey                            39,683           99,208                $35,714.70
Robert Savage                          79,365          198,412                $71,428.50
Barry Bloom                            35,714           89,285                $32,142.60
Thomas Steinberg                       35,714           89,285                $32,142.60
Robyn Samuels                           7,936           19,840                 $7,142.40
Ravitch Rice & Co. LLC                 19,841           49,603                $17,856.90
                                 -------------------------------------------------------
Totals                              1,388,887        3,472,218             $1,249,998.30
                                 =======================================================


                      First Closing-Possible Second Tranche

             Purchaser              # Shares        # Warrants          Purchase Price
---------------------------------------------------------------------------------------------------
NF Partners, LLC                      102,381          255,952                $92,142.90
JMC Investments LLC                     4,762           11,905                 $4,285.80
Robert Downey                          33,333           83,333                $29,999.70
Paul Downey                             4,762           11,905                 $4,285.80
Robert Savage                           9,524           23,810                 $8,571.60
Barry Bloom                             4,286           10,715                 $3,857.40
Thomas Steinberg                        4,286           10,715                 $3,857.40
Robyn Samuels                             952            2,380                   $856.80
Ravitch Rice & Co. LLC                  2,381            5,953                 $2,142.90
                                 -------------------------------------------------------
Totals                                166,667          416,668               $150,000.30
                                 =======================================================


                                 Second Closing

             Purchaser              # Shares        # Warrants          Purchase Price
---------------------------------------------------------------------------------------------------
NF Partners, LLC                      341,270          853,175               $307,143.00
JMC Investments LLC                    15,873           39,682                $14,285.70
Robert Downey                         111,111          277,778                $99,999.90
Paul Downey                            15,873           39,682                $14,285.70
Robert Savage                          31,746           79,365                $28,571.40
Barry Bloom                            14,286           35,715                $12,857.40





Thomas Steinberg                       14,286           35,715                $12,857.40
Robyn Samuels                           3,175            7,938                 $2,857.50
Ravitch Rice & Co. LLC                  7,937           19,842                 $7,143.30
                                 -------------------------------------------------------
TOTAL                                 555,557        1,388,892               $500,001.30

First (First Tranche) &
Second Closings                     1,944,444        4,861,110             $1,749,999.60
First Closing - Possible
Second Tranche                        166,667          416,668               $150,000.30
                                 =======================================================
TOTAL ALL CLOSINGS                  2,111,111        5,277,778             $1,899,999.30
                                 =======================================================


                                   Schedule 2

                              Purchaser's Addresses
                              ---------------------

NF Partners, LLC                              Robyn Samuels
667 Madison Avenue                            150 West End Avenue, #5M
New York, NY  10021                           New York, NY  10023
Attn: Mr. Andrew H. Tisch                     S.S.# ###-##-####
EIN# 13-4009506

JMC Investments LLC                           Robert H. Savage
125 Brett Lane                                5 Crooked Mile Road
Fairfield, CT  06430                          Westport, CT  06880
Attn: Mr. John Capozzi                        S.S.# ###-##-####
EIN#06-1415533

Ravitch Rice & Company LLC                    Thomas M. Steinberg
610 Fifth Avenue, Suite 420                   199 Aycrigg Avenue
New York, NY  10020                           Passaic Park, NJ  07055
Attn: Mr. Donald S. Rice                      S.S.#556-155293
EIN# 13-3868809

Barry L. Bloom
46 Woodmere Drive
Summit, NJ  07901
S.S. ####-##-####

Paul A. Downey
1100 Sacramento Street - Suite 110
San Francisco, CA  94108
S.S.####-##-####

Robert N. Downey
755 Park Avenue, Apt. 8B
New York, NY  10021
S.S.####-##-####

                                   Schedule 3


                                    [omitted]

                                   Schedule 4

                 Minimum Sales Targets Pertaining to Section 6.4


                     9/1/98 to 8/31/99                  $ 4 million

                     9/1/99 to 8/31/00                  $ 8 million

                     9/1/00 to 8/31/01                  $12 million

                     9/1/02 to 8/03/03                  $25 million

                     Every year thereafter              $30 million

                                                                     EXHIBIT A




     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND ARE TRANSFERRABLE ONLY IN COMPLIANCE WITH SUCH LAWS OR IN ACCORDANCE WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES IN FORM AND SUBSTANCE SATISFACTORY TO SUCH ISSUER.


                            NOFIRE TECHNOLOGIES, INC.


                        FIVE YEAR SHARE PURCHASE WARRANT
                                   CERTIFICATE



               Initial Exercise/Purchase Price -- $1.00 per share

                 Expiration Date - Five Years from Date of Issue

                          Issue Date -- ________, 1998


     ___________ Warrants to Purchase Common Stock of NoFire Technologies, Inc.




              This is to certify that, for value received, and subject to the terms and conditions hereof, ________________ (the "Holder"), is the owner of Warrants, each of which entitles the registered Holder to purchase from NOFIRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), at any time before 5:00 P.M. (New York time) on _________, 200_ (the "Warrant Term Date"), one (1) share of fully paid and non-assessable common stock, 20(cent) par value (the "Common Stock"), of the Corporation, at a purchase price per share of $1.00 Dollar (such purchase price per share as adjusted from time to time as herein provided is referred to herein as the "Warrant Exercise Price"), subject to adjustment as set forth herein. The shares of Common Stock issuable upon the exercise of the Warrants are sometimes called the "Warrant Shares".

              Subject to the provisions hereof, at any time before the Warrant Term Date, the Warrants represented by this Warrant Certificate may be exercised by the Holder in whole or in part by surrender of this Warrant Certificate at the principal executive offices of the Corporation with the form of election to exercise attached hereto duly executed and with payment in full to the corporation of the Warrant Exercise Price for each of the Warrant Shares so purchased. Payment of such Warrant Exercise Price shall be made in cash, by bank check, certified check, wire transfer, attorney's trust account check or other means acceptable to the Corporation. Thereupon, the Warrants shall be deemed to have been exercised and the person exercising the Warrants to have become a holder of record of the Warrant Shares so purchased (or of the other securities or property to which such person is entitled upon such exercise) for all purposes, and certificates for Warrant Shares so purchased shall be delivered to the purchaser within a reasonable time (not exceeding ten [10] days) after the Warrants shall have been exercised as set forth above.

              This Warrant Certificate and all rights hereunder are assignable and transferable on the books of the Corporation, upon surrender of this Warrant Certificate, with the form of assignment attached hereto duly executed by the registered Holder thereof or by his or her attorney duly authorized in writing, to the Corporation at its principal executive offices, and thereupon there shall be issued in the name of the transferee or transferees, in exchange for this Warrant Certificate, a new warrant certificate or warrant certificates of like tenor and date, representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder.

              Upon any partial exercise hereof, this Warrant Certificate is exchangeable upon surrender by its registered Holder at the principal executive offices of the Corporation for new Warrant Certificates of like tenor and date representing in the aggregate the right to purchase the remaining number of Warrant Shares which may be purchased hereunder.

              The Corporation covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant Certificate shall, upon issuance, be duly and validly issued, fully-paid and non-assessable, and free from all taxes, liens, and charges with respect to the issue thereof. The Corporation further covenants and agrees that, during the period within which the rights represented by this Warrant Certificate may be exercised, the Corporation will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise in full of the rights represented by this Warrant Certificate.

                                    ARTICLE I

              Section 1.1. Adjustment of Warrant Exercise Price and Number of Warrant Shares.

              (A) The Warrant Exercise Price and the number of Warrant Shares purchasable upon the exercise of the Warrants shall be subject to equitable adjustment and anti-dilution protection from time to time as follows:

              (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of Warrant Shares issuable upon exercise of each Warrant and the Warrant Exercise Price shall be appropriately adjusted so that the number of shares of Common Stock issuable on exercise of each Warrant shall be increased, and the Warrant Exercise price decreased in proportion to such increase of outstanding shares.

              (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, following the record date for such combination or reverse split, the number of Warrant Shares issuable upon exercise of Warrants shall be decreased and the Warrant Exercise Price shall be appropriately increased so that the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased, and the Warrant Exercise Price shall be increased in proportion to such decrease in outstanding shares.

              (iii) If any consolidation or merger of the Corporation with or into another entity, or the sale of all or substantially all of its assets to another entity shall be effected, or in case of any capital reorganization or reclassification of the capital stock of the Corporation, then, as a condition of such consolidation, merger or sale, reorganization, or reclassification, lawful, equitable and adequate provision shall be made whereby each Holder of Warrants shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such Warrants, such shares of stock, securities, interests, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable by such Holder had such consolidation, merger, sale, reorganization, or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Warrant Exercise Price) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights. In the event any of the foregoing transactions shall result in holders of Common Stock being entitled to cash with respect to or in exchange for their Common Stock by reason of an extraordinary dividend, stock redemption or buyback, liquidation, sale of stock, cash merger, or otherwise, each Holder of Warrants shall be entitled to receive cash in exchange for Warrants in the net amount to which such Holder of Warrants would be entitled if the Warrants had been exercised immediately before such transaction and the Shares received upon exercise exchanged for cash in such transaction, it being intended that the Holder will be deemed for tax purposes to have sold such Warrants in exchange for cash in a long-term capital gain transaction.

              (B) In any case in which the provisions of this Article I shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
(i) issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event, the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 1.2; provided, however, that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

              (C) In the event the Corporation shall propose to take any action of the types described in this Section 1.1, the Corporation shall give notice to the Holder, at the address of the Holder shown on the books of the Corporation, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice also shall set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Warrant Exercise Price and the number of shares, securities, interests, or assets which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the occurrence of such action or deliverable upon exercise of the Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) business days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action..

              (D) In the event that at any time as a result of an adjustment made pursuant to this Section 1.1, the Holder of any Warrants thereafter surrendered for exercise shall become entitled to receive any shares of the Corporation or another corporation other than shares of Common Stock, the provisions of this Article I with respect to the Common Stock shall apply on like terms to any such other shares.

              Section 1.2. Fractional Shares. No certificates for fractional shares of Common Stock shall be issued upon the exercise of Warrants, but in lieu thereof the Corporation shall pay, upon exercise in full of the Warrants represented by this Warrant Certificate, out of funds legally available therefor, a cash adjustment in respect of such fractional share based upon the then effective Warrant Exercise Price.

                                   ARTICLE II

              Section 2.1. Investment Representations and Registration Rights. The Holder is acquiring this Warrant pursuant to the Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement"), dated as of June 15, 1998 among the Corporation and the Principal Stockholders and Purchasers named therein. Purchaser has made representations and warranties to the Company in
Section 4 of the Purchase Agreement in connection with the purchase of the Warrants and the acquisition of Common Stock upon exercise of the Warrants, and this Warrant Certificate is issued subject to such representations and warranties which are incorporated herein by reference. In connection with the Purchase Agreement, Holder and the Company also entered into a related Registration Rights Agreement dated as of June 15, 1998, and the Warrants and Warrant Shares are subject to the terms and conditions of that agreement which is also incorporated herein by reference.

                                   ARTICLE III

              Section 3.1. Vesting. The rights of the Holder in this Warrant Certificate shall vest upon issuance of this Warrant Certificate.

                                   ARTICLE IV

              Section 4.1. Tax Payment. The issue of any stock or other certificate upon the exercise of the Warrants shall be made without charge to the registered Holder hereof for any transfer or issuance tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the registered Holder of this Warrant Certificate, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

              Section 4.2. Lost Certificates. If this Warrant Certificate shall be lost, stolen, mutilated, or destroyed, the Corporation shall on such terms as to indemnity or otherwise protect the Corporation as the Corporation may in its discretion reasonably impose issue a new warrant certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated or destroyed.

              Section 4.3. Ownership. The Corporation may deem and treat the registered Holder of this Warrant Certificate as the absolute owner of this Warrant Certificate for all purposes and shall not be affected by any notice to the contrary.

              Section 4.4. No Stockholder Rights. This Warrant Certificate shall not entitle the Holder to any rights of a stockholder of the Corporation either at law or in equity, including, without limitation, the right to vote, to receive dividends and other distributions, to exercise any preemptive rights, or to receive any notice of meetings of stockholders or of any other proceedings of the Corporation.

              Section 4.5. Termination. This Warrant Certificate, in all events, shall be wholly void and have no effect after 5 P.M. (New York time) on the Warrant Term Date.

              Section 4.6. Unenforceable Provisions. In the event that one or more of the provisions of this Warrant Certificate shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Warrant Certificate, but this Warrant Certificate shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

              Section 4.7. Choice of Law; Jurisdiction and Venue. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws or choice of laws. In the event an action is required to be commenced with respect to this Warrant Certificate, the Holder hereby consents to the jurisdiction of the Federal and State Courts of the State of New Jersey and in the event of any State Court action to the venue of the Courts in Bergen County.


ISSUED this ____ day of ________, 1998

                                             NOFIRE TECHNOLOGIES, INC.


                                             By: _______________________________
                                                   Sam Oolie,
                                                   Chief Executive Officer

                                FORM OF EXERCISE
                (to be executed by the registered Holder hereof)

              The undersigned hereby exercises the right to purchase ___________________ shares of common stock, 20(cent) par value ("Common Stock"), of NOFIRE TECHNOLOGIES, INC., a Delaware corporation, evidenced by the attached Warrant Certificate and herewith makes payment of the purchase price in full. Kindly issue certificates for shares of Common Stock (and for the unexercised balance of the Warrants evidenced by the attached Warrant Certificate, if any) in accordance with the instructions given below.

Dated: ______________________



                                           ____________________________________
                                           (INVESTOR NAME)

Instructions for registration of stock


_______________________________________________
     Name (Please Print)




Social Security or other identifying

Number:  _________________________________


Address:


__________________________________________


__________________________________________
City/State and Zip Code

            INSTRUCTIONS FOR REGISTRATION OF CERTIFICATE REPRESENTING
                  THE UNEXERCISED BALANCE OF WARRANTS (IF ANY)



__________________________________________
Name (Please Print)


Social Security or other identifying

Number:  _________________________________


Address:

__________________________________________

__________________________________________
City/State and Zip Code

                                                               EXHIBIT C


                                    [OMITTED]

                                                                 EXHIBIT D

                            NOFIRE TECHNOLOGIES, INC.
                          REGISTRATION RIGHTS AGREEMENT



              REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of June 15, 1998 by and among NoFire Technologies, Inc., a Delaware corporation (the "Company"), and the parties listed on the Schedule of Investors separately delivered to the Investors (the "Schedule of Investors") (each hereinafter individually referred to as an "Investor" and collectively referred to as the "Investors").

              NOW,   THEREFORE,   in  consideration  of  the  mutual  agreements
hereinafter contained, the parties hereto do hereby agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement:

              (a) Act. The term "Act" means the Securities Act of 1933, as heretofore or hereafter amended.

              (b) Commission. The term "Commission" means the Securities and Exchange Commission.

              (c) Common Stock. The term "Common Stock" means shares of the Common Stock, par value $0.20 per share, of the Company.

              (d) Exchange Act. The term "Exchange Act" means the Securities Exchange Act of 1934, as heretofore or hereafter amended.

              (e) Form S-3. The term "Form S-3" means such form under the Act as is in effect on the date hereof or any successor registration form under the Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

              (f) Holder. The term "Holders" means holders of Registrable Securities that have registration rights pursuant to this Agreement.

              (g) Prospectus: The term "Prospectus" shall mean the prospectus included in any Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Act), as amended or supplemented by any prospectus supplement (including, without limitation, any prospectus supplement with respect  to  the  terms  of  the  offering  of any  portion  of the  Registrable
Securities  covered  by  such  Shelf  Registration  Statement),  and  all  other
amendments  and   supplements  to  the  Prospectus,   including   post-effective
amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

              (h) Purchase Agreement. The term "Purchase Agreement" means the Common Stock and Five-Year Warrant Purchase Agreement dated as of June 15, 1998 by and among the Company, the Investors and Sam Oolie and Samuel Gottfried.

              (i) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement.

              (j) Registrable Securities. The term "Registrable Securities" means: (1) all of the shares of Common Stock purchased by the Investors from the Company pursuant to the Purchase Agreement, (2) all of the Warrant Shares and
(3) any other shares of Common Stock owned, at the time of filing of the Form S3 by the Company, by an Investor that reasonably may be deemed to be an "affiliate" (as defined in Rule 144) of the Company, and (4) any shares of Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the shares of Common Stock that are included in clauses (1), (2) and (3) above; provided, however, that the term "Registrable Securities" shall exclude in all events (and such securities shall not constitute "Registrable Securities") (i) any Registrable
Securities sold or transferred by a person in a transaction in which the registration rights granted under this Agreement are not assigned in accordance with the provisions of this Agreement, (ii) any Registrable Securities sold in a public offering pursuant to a registration statement filed with the Commission or sold pursuant to Rule 144 promulgated under the Act ("Rule 144") or (iii) as to any Holder, the Registrable Securities held by such Holder if all of such Registrable Securities can be publicly sold without volume restriction within a three-month period pursuant to Rule 144.

              (k) Rules and Regulations. The term "Rules and Regulations" means the rules and regulations of the Commission under the Act.

              (l) Shelf Registration Statement. See Section 2(a).

              (m) Warrants. The term "Warrants" means the Five-Year Warrants issued to the Investors pursuant to the Purchase Agreement and any securities issued with respect to, in exchange for or upon transfer or replacement of such Five-Year Warrants.

              (n) Warrant Shares. The term "Warrant Shares" means any shares of Common Stock issued upon exercise of the Warrants.

2.       FORM S-3 SHELF REGISTRATION.

              (a) Registration. The Company shall prepare and file with the Commission and use all reasonable efforts to have declared effective no later than the earlier of (i) the date the Company is required to file its Form 10K Annual Report with the Commission pursuant to the Exchange Act for the fiscal year ended August 31, 1999 and (ii) 60 days following delivery to the Company of written request for registration of the Registrable Securities by Holders owning at least 25% of the shares of Common Stock outstanding (assuming, for such purposes that all Warrants have been exercised (whether or not the Warrants are then exercisable) and the Holders of the Warrants are the owners of the Warrant Shares issuable upon exercise of their Warrants), a registration statement on Form S-3 (or, if the Company is not then eligible to use Form S-3, then another appropriate form) providing for the resale by the Holders of all of the Registrable Securities on a delayed or continuous basis (the "Shelf Registration Statement"). The Shelf Registration Statement shall permit disposition of the Registrable Securities in any lawful manner requested by any Holder and may include securities other than those held by Holders. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective, pursuant to the Act and the Rules and Regulations promulgated thereunder, until
(i) the date when such Registrable Securities cease to meet the definition of Registrable Securities pursuant to Section 1, or (ii) the Company's obligations hereunder terminate; provided, however:

                   (i) that the Holders will sell the Registrable Securities pursuant to such registration only during a "Permitted Window" (as defined below);

                   (ii) if the Company furnishes to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for sales to be made from such Shelf Registration Statement at such time (or, in the case a "Notice of Resale" (as defined below) has been given, that would be seriously detrimental to the Company and its shareholders for the Permitted Window to commence at such time) due to (A) the existence of a material development or potential material development involving the Company which the Company would be obligated to disclose in the Prospectus contained in the Shelf Registration Statement, which disclosure would in the good faith judgment of the Board of Directors of the Company be premature or otherwise inadvisable at such time or
(B) concurrent public filings with the Commission of other registration statements, then the Company will have the right to defer the filing (the "Deferral Right") of the Shelf Registration Statement (or the commencement of the Permitted Window, as the case may be) for a period of not more than 60 days after the date it would otherwise be required to file the Shelf Registration Statement pursuant to this Section 2(a) (or after receipt of the Notice of Resale, as the case may be); provided, however, that the Company will not utilize the Deferral Right more than once in any twelve month period; and provided further, however, that the Company may defer the filing of the Shelf Registration Statement (or the commencement of the Permitted Window as the case may be) for up to 180 days if so requested by an underwriter in connection with an underwritten offering of the Company's securities so long as any selling stockholders in such underwritten offering are subject to a lock-up agreement of the same duration (other than with respect to the Company's securities to be sold by such selling stockholders in such underwritten offering); and

                   (iii) that the Company will not be required to effect any such registration, qualification or compliance under applicable state blue sky laws in any particular jurisdiction in which the Company would thereby be required to qualify to do business or to execute a general consent to service of process.

              In the event that the Shelf Registration Statement shall cease to be effective, the Company shall promptly prepare and file a new registration statement covering the Registrable Securities and shall use its best efforts to have such registration statement declared effective as soon as possible. Any such registration statement shall be considered a "Shelf Registration Statement" hereunder.

              (b) Permitted Window.For the purposes of this Agreement, a "Permitted Window" with respect to a Holder is a period of 30 consecutive calendar days commencing upon delivery to the Holder of the Company's written notification to the Holder in response to a Notice of Resale that the Prospectus contained in the Shelf Registration Statement is available for resale. In order to cause a Permitted Window to commence, a Holder must first give written notice to the Company of its present intention to sell part or all of the Registrable Securities pursuant to such registration (a "Notice of Resale"). Upon receipt of such Notice of Resale, the Company will give written notice to the Holders as soon as practicable, but in any event not more than three business days after such receipt, that (A) the Permitted Window will commence on the date such notice is received by the Holder, (B) it is necessary for the Company to supplement the Prospectus or make an appropriate filing under the Exchange Act so as to cause the Prospectus to become current (unless a certificate of the President or Chief Executive Officer is delivered as provided in 2(a)(ii) above), or (C) the Company is required under the Act and the Rules and Regulations thereunder to amend the Shelf Registration Statement in order to cause the Prospectus to be current (unless a certificate of the President or Chief Executive Officer is delivered as provided in 2(a)(ii) above). If the Company determines that a supplement to the Prospectus, the filing of a report pursuant to the Exchange Act or an amendment to the Shelf Registration Statement required under the Act, as provided above, is necessary, it will take such actions as soon as reasonably practicable (subject to paragraph (c) below), and the Company will notify the Holder of the filing of such supplement, report or amendment, and, in the case of an amendment, the effectiveness thereof, and the Permitted Window will then commence.

              (c) Closing of Permitted Window. During a Permitted Window and in the event (i) of the happening of any event of the kind described in Section 3(c) hereof or (ii) that, in the judgment of the Company's Board of Directors, it is advisable to suspend use of the Prospectus for a discrete period of time due to undisclosed pending corporate developments or pending public filings with the Commission (which need not be described in detail), the Company shall deliver a certificate in writing to the Holder to the effect of the foregoing and, upon receipt of such certificate, the Permitted Window shall terminate. The Permitted Window shall resume upon the Holder's receipt of copies of the supplemented or amended Prospectus, or at such time as the Holder is advised in writing by the Company that the Prospectus may be used, and at such time as the Holder has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus and which are required to be delivered as part of the Prospectus. In any event, the Permitted Window shall resume no later than 60 days after it has been terminated pursuant to this subsection. If the Company has previously terminated a Permitted Window pursuant to this subsection within 90 days of the date that it delivers another notice pursuant this subsection terminating another Permitted Window, then the time period set forth in the preceding sentence shall be shortened so that the Permitted Window shall resume no later than 10 days after it has been terminated pursuant to such second notice.

              (d) Expenses. The registration fees and expenses incurred by the Company in connection with the Shelf Registration Statement and actions taken by the Company in connection with each Permitted Window shall be borne by the Company. The Holders shall be responsible for any fees and expenses of its counsel or other advisers.

3.       OBLIGATIONS OF THE COMPANY.

              Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

              (a) Furnish to each Holder such number of copies of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

              (b) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by any Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

              (c) Notify each Holder promptly (i) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to such registration statement or related prospectus or for additional information, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

              (d) Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible time.

4.       FURNISH INFORMATION.

              It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 that the Holder shall furnish to the Company such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

5.       INDEMNIFICATION.

              In the event any Registrable Securities are included in a registration statement under this Agreement:

              (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, members and managers of each Holder, each entity that may be deemed to be an "underwriter" within the meaning of the Act in connection with the sale of any Registrable Securities pursuant to the Shelf Registration Statement and each person, if any, who controls any Holder or any such underwriter within the meaning of the Act or the Exchange Act (such persons and entities referred to as "Holder Indemnified Parties"), against any losses, expenses, damages or liabilities to which they may become subject under the Act, the Exchange Act or other federal or state law (a "Loss"), insofar as such Losses (or actions in respect thereof) arise out of any claim, action or proceeding brought by a third party arising out of or based upon any of the following statements, omissions or violations (collectively a "Violation"):

                   (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed pursuant to this Agreement;

                   (ii) the omission or alleged omission to state in a registration statement filed pursuant to this Agreement of a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                   (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each Holder Indemnified Party for any legal or other expenses reasonably incurred by it, as incurred, in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss, if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder Indemnified Party; and provided further, that the Company will not be liable for the legal fees and expenses of more than one counsel to the Holder Indemnified Parties.

              (b) By the Holders. To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, and each person, if any, who controls the Company within the meaning of the Act (such persons and entities referred to as "Company Indemnified Parties") against any Losses to which such Company Indemnified Parties may become subject under the Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will reimburse any legal or other expenses reasonably incurred by such Company Indemnified Parties in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holder; provided further, that the Holder shall not be liable for the legal fees and expenses of more than one counsel to the Company Indemnified Parties; and provided further, that the total amounts payable in indemnity by the Holder under this subsection in respect of any Violation shall not exceed the net proceeds received by the Holder in the registered offering out of which such Violation arises.

              (c) Notice. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement of such an action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel elected by the indemnifying party and reasonably acceptable for the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if the indemnified party has been advised in writing by counsel that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section to the extent such delay caused actual prejudice to the indemnified party, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

              (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and the Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) of the Commission (the "Final Prospectus"), such indemnity agreements shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished in a timely manner to the indemnified party and was not furnished by or on behalf of the indemnified party to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act.

              (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Act in any case in which either (i) a Holder Indemnified Party makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of the Holder Indemnified Party in circumstances for which indemnification is provided under this Section then, and in each such case, the Company and the Holder Indemnified Parties will contribute to the aggregate Losses to which they may be subject (after contribution from others) in proportion to their relative fault as determined by a court of competent jurisdiction; provided however, that in no event, except in instances of fraud by a Holder in which there is no limitation, (i) shall a Holder be responsible for more than the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement and (ii) shall a Holder be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Holder pursuant to such registration statement; and in any event, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

              (f) Survival. The obligations of the Company and the Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement or otherwise.

6.       RULE 144 REPORTING.

              With a view to making available the benefits of certain Rules and Regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, for so long as any Holder owns any Registrable Securities, the Company agrees to:

              (a) Make and keep adequate, current public information available, as those terms are understood and defined in Rule 144 under the Act, at all times;

              (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

              (c) So long as the Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, a copy of the most recent annual or quarterly report of the Company, and such other information, reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

7.       TERMINATION OF THE COMPANY'S OBLIGATIONS.

              The Company shall have no obligations to register, or maintain, a registration statement governing Registrable Securities, (i) if all Registrable Securities have been registered and sold pursuant to registration statements effected pursuant to this Agreement, or (ii) with respect to any particular Holder, at such time as all Registrable Securities held by such Holder may be sold within a three month period under Rule 144, as it may be amended from time to time, including but not limited to amendments that reduce that period of time that securities must be held before such securities may be sold pursuant to such Rule.

8. PIGGYBACK REGISTRATIONS.

              (a) The Company shall use its best efforts to notify all Holders of Registrable Securities in writing at least twenty (20) days before filing any registration statement under the Act for purposes of effecting a public offering by the Company of securities of the Company (excluding registration statements relating to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within ten (10) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any such registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Holders' rights to include any Registrable Securities in any offering under this Section are subject in all events to the ability of the managing underwriter for such offering (or, if there is no underwriter and the offering includes securities to be sold for the account of the Company, then the Company) to exclude some or all of the Registrable Securities requested to be registered on the basis of a good faith determination that inclusion of such securities might adversely affect the success of the offering or otherwise adversely affect the Company. Any such exclusion shall be pro rata among all Holders who have requested to sell Registrable Securities in such registration.

              (b) Underwriting. If a registration statement under which the Company gives notice under this Section is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting and shall furnish such information and documents as the Company or the managing underwriter or underwriters may reasonably request. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude Registrable Securities from the registration and the underwriting, pro rata among all Holders who have requested to sell Registrable Securities in such registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

              (c) Expenses.  The Holders shall be responsible for their pro rata share of registration fees and underwriters' and brokers' discounts and commissions relating to any Registrable Securities included in such registration. Other registration expenses (such as legal and accounting fees of counsel to the Company, printing fees, road show expenses, and the like) shall be shall be borne by the Company.

              (d) Number of Piggyback Registrations. The piggyback registration rights granted to the Holders under this Section shall apply to the first three registrations filed by the Company after the date of this Agreement.

9.       ASSIGNMENT.

              Notwithstanding anything herein to the contrary, the registration rights of the Holders under Section 7 hereof may be assigned only to a party who acquires from a Holder at least 33% of the shares of Registrable Securities that constituted the original number of Registrable Securities acquired by the original Holder of the Registrable Securities or, if less, at least 25,000 shares of Registrable Securities (as such number may be adjusted to reflect subdivisions, combinations and stock dividends of the Company's Common Stock), (such party is referred to as a "Assignee"); provided, however, that (w) no party may be assigned any of the foregoing rights until the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the Assignee and identifying the securities of the Company as to which the rights in question are being assigned; (x) that any such Assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement; and (y) no such assignment or assignments shall increase the obligations of the Company hereunder. As long as an assigning Holder continues to hold Registrable Securities, no such assignment shall terminate the registration rights hereunder of the Assigning Holder.

10.      MISCELLANEOUS.

              (a) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and the respective successors and assigns of the parties.

              (b) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New Jersey without reference to principles of conflict of laws or choice of laws.

              (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (d) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

              (e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, by telecopier or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified in the case of the Company, at 21 Industrial Avenue, Upper Saddle River, New Jersey 07458, with a copy to Gerald H. Litwin, P.A., 2 University Plaza, Hackensack, New Jersey 07601, or in the case of Investor, at the record address for such Investor as reflected on the books of the Company, or at such other address as any party may designate by giving ten (10) days advance written notice to the other party. Notices shall be deemed delivered upon delivery if personally delivered, one business day after transmission with confirmation of receipt if sent by telecopier, or three days after deposit in the mails if mailed.

              (f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder of any Registrable Securities (even if such Holder did not vote or consent with respect to, or voted against or withheld its consent with respect to, such amendment or waiver), each future Holder of such securities, and the Company. The Investors acknowledge that by virtue of this provision, Holders of a majority of the Registrable Securities may bind other Holders to amendment or waivers that such other Holders may have voted to oppose or with respect to which they withheld their consent.

              (g) Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

              (h) Entire Agreement. This Agreement, together with any exhibits or schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

              (i) Further Assurances. From and after the date of this Agreement, upon the request of a Holder or the Company, the Company and the Holders shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.


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



                           COUNTERPART SIGNATURE PAGE

                          REGISTRATION RIGHTS AGREEMENT



         IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

THE COMPANY:                                       INVESTOR:

NoFire Technologies, Inc.,
  a Delaware corporation


By:                                                By:

Title:                                             Title: